Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 of our report dated March 31, 2011 except for the effects of the restatement discussed in Note 2 to the consolidated financial statements, as to which the date is May 16, 2011, relating to the consolidated financial statements of Artisan Partners Holdings LP and Subsidiaries and our report dated April 4, 2011 relating to the statement of financial condition of Artisan Partners Asset Management Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin

May 16, 2011